Exhibit 10.8

ZYMERGEN INC.
2021 INCENTIVE AWARD PLAN
GLOBAL RESTRICTED STOCK UNIT AWARD GRANT NOTICE

Zymergen Inc. a Delaware corporation, (the “Company”), pursuant to its 2021 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (the “Participant”), an award of restricted stock units (“Restricted Stock Units” or “RSUs”). Each vested Restricted Stock Unit represents the right to receive, in accordance with the Global Restricted Stock Unit Award Agreement attached hereto as Exhibit A, including any additional terms and conditions set forth in any appendix for the Participant’s country (the “Appendix” and together with the Restricted Stock Unit Award Agreement, the “Agreement”), one share of Common Stock (“Share”). This award of Restricted Stock Units is subject to all of the terms and conditions set forth herein, in the Agreement and the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Global Restricted Stock Unit Award Grant Notice (the “Grant Notice”) and the Agreement.

Participant:	[________]

Grant Date:	[________]

Total Number of RSUs:	[________]

Vesting Commencement Date:	[________]

Vesting Schedule:	[________]

Termination:
Except as otherwise set forth in Section 2.4, if the Participant experiences a Termination of Service, all RSUs that have not become vested on or prior to the date of such Termination of Service will thereupon be automatically forfeited by the Participant without payment of any consideration therefor.

By the Participant’s electronic acceptance, the Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice. The Participant has reviewed the Plan, the Agreement and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to Participant’s electronic acceptance and fully understands all provisions of the Plan, the Agreement and this Grant Notice. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Agreement or this Grant Notice. In addition, by signing below, the Participant also agrees that the Company, in its sole discretion, may satisfy any withholding obligation with respect to Tax-Related Items in accordance with Section 2.6(b) of the Agreement or the Plan.

ZYMERGEN INC.:	PARTICIPANT:

By:	By:

Print Name:	Print Name:

Title:

Address:	Address:

EXHIBIT A
TO GLOBAL RESTRICTED STOCK UNIT AWARD GRANT NOTICE

GLOBAL RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Global Restricted Stock Unit Award Grant Notice (the “Grant Notice”) to which this Global Restricted Stock Unit Award Agreement, including any additional terms and conditions set forth in any appendix for the Participant’s country (the “Appendix” and together with the Global Restricted Stock Unit Award Agreement, this “Agreement”) is attached, Zymergen Inc., a Delaware corporation (the “Company”), has granted to the Participant the number of restricted stock units (“Restricted Stock Units” or “RSUs”) set forth in the Grant Notice under the Company’s 2021 Incentive Award Plan, as amended from time to time (the “Plan”). Each Restricted Stock Unit represents the right to receive one share of Common Stock (a “Share”) upon vesting.

ARTICLE I

GENERAL

1.1         Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.

1.2         Incorporation of Terms of Plan. The RSUs are subject to the terms and conditions of the Plan, which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE II

GRANT OF RESTRICTED STOCK UNITS

2.1         Grant of RSUs. Pursuant to the Grant Notice and upon the terms and conditions set forth in the Plan and this Agreement, effective as of the Grant Date set forth in the Grant Notice, the Company hereby grants to the Participant an award of RSUs under the Plan.

2.2         Unsecured Obligation to RSUs. Unless and until the RSUs have vested in the manner set forth in Section 2.3 hereof, the Participant will have no right to receive Common Stock under any such RSUs. Prior to actual payment of any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

2.3        Vesting Schedule. Subject to Section 2.4 hereof, the RSUs shall vest and become nonforfeitable with respect to the applicable portion thereof according to the vesting schedule set forth in the Grant Notice (rounding down to the nearest whole Share).

2.4        Forfeiture, Termination and Cancellation upon Termination of Service. Notwithstanding any contrary provision of this Agreement or the Plan, upon the Participant’s Termination of Service for any or no reason, all Restricted Stock Units which have not vested prior to or in connection with such Termination of Service shall thereupon automatically be forfeited, terminated and cancelled as of the applicable Termination Date (as defined below) without payment of any consideration by the Company, and the Participant, or the Participant’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder; provided, however, if within 12 months following a Change in Control, the Participant experiences a Termination of Service due to a Covered Termination, subject to the Participant’s execution of a general release of claims against the Company and its successors and affiliates within the time period prescribed by the Company, the  RSUs shall become fully vested as to all of the Shares subject to such RSUs.  No portion of the RSUs which has not become vested as of the date on which the Participant incurs a Termination of Service shall thereafter become vested, except as provided herein and except as may otherwise be provided by the Administrator or as set forth in a written agreement between the Company and the Participant. For the avoidance of doubt, except as expressly provided herein, the employment or service during only a portion of the vesting period shall not entitle the Participant to vest in a pro-rata portion of the RSUs.

For purposes of the RSUs, the Participant’s Termination of Service is deemed to occur as of the date the Participant is no longer actively providing services to the Company or any Subsidiary (regardless of the reason for the termination and whether or not later found to be invalid or in breach of Applicable Law in the jurisdiction where the Participant is rendering services or the terms of the Participant’s employment or other service agreement, if any) (the “Termination Date”), and unless otherwise determined by the Administrator or as expressly set forth in this Section 2.4, the Participant’s right to vest in the RSUs, if any, will terminate as of the Termination Date and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under the Applicable Law of the jurisdiction where the Participant is rendering services or the terms of the Participant’s employment or other service agreement, if any). The Administrator shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the RSUs (including whether the Participant may still be considered to be providing services while on a leave of absence) and, hence, when the Termination Date occurs.

2.5         Issuance of Common Stock upon Vesting. As soon as administratively practicable following the vesting of any Restricted Stock Units pursuant to Section 2.3 hereof, but in no event later than 30 days after such vesting date (for the avoidance of doubt, this deadline is intended to comply with the “short term deferral” exemption from Section 409A of the Code), the Company shall deliver to the Participant (or any transferee permitted under Section 3.3 hereof) a number of Shares equal to the number of RSUs subject to this Award that vest on the applicable vesting date. Notwithstanding the foregoing, in the event Shares cannot be issued pursuant to Section 10.7 of the Plan, the Shares shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Administrator determines that Shares can again be issued in accordance with such Section.

2.6         Responsibility for Taxes.

(a)          The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Subsidiary or other affiliate of the Company for which the Participant renders services (the “Service Recipient”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount (if any) actually withheld by the Company or the Service Recipient. The Participant further acknowledges that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to the settlement of any RSUs and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Service Recipient (or former Service Recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)         As set forth in Section 10.5 of the Plan, the Company shall have the authority and the right to deduct or withhold, or to require the Participant to remit to the Company, an amount sufficient to satisfy all applicable Tax-Related Items with respect to any taxable event arising in connection with the RSUs. The Participant hereby authorizes the Company and/or Service Recipient, or their respective agents, at their discretion, to satisfy any applicable withholding obligations for Tax-Related Items by one or a combination of the following methods:

(i)         withholding from the Participant’s salary, wages, or any other amounts payable to the Participant, in accordance with Applicable Law;

(ii)       withholding Shares otherwise issuable to the Participant upon settlement of the RSUs, provided that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such Share withholding procedure will be subject to the express prior approval of the Board or the Committee;

(iii)      instructing a broker on the Participant’s behalf to sell Shares otherwise issuable to the Participant upon settlement of the RSUs and submit the proceeds of such sale to the Company; or

(iv)       any other method determined by the Company to be in compliance with Applicable Law.

(c)       The Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates, including maximum rates applicable in the Participant’s jurisdiction(s). In the event of over-withholding, the Participant may receive a refund of any over-withheld amount in cash and (with no entitlement to the equivalent in Shares) or if not refunded, the Participant may seek a refund from the local tax authorities. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Service Recipient. If the obligations for Tax-Related Items is satisfied by withholding Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares is held back solely for the purpose of satisfying withholding obligations for Tax-Related Items.

(d)          Finally, the Participant agrees to pay the Company or the Service Recipient any amount of Tax-Related Items that cannot be satisfied by the means described above in Section 2.6(b). The Company shall not be obligated to deliver any Shares to the Participant or the Participant’s legal representative unless and until the Participant or the Participant’s legal representative shall have paid or otherwise satisfied in full the amount of any withholding obligation for Tax-Related Items resulting from the RSUs or the Shares subject to the RSUs.

2.7        Conditions to Delivery of Shares. The Shares deliverable hereunder may be either previously authorized but unissued Shares, treasury Shares or issued Shares which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue Shares deliverable hereunder prior to fulfillment of the conditions set forth in Section 10.7 of the Plan.

2.8         Rights as Stockholder. The holder of the RSUs shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the RSUs and any Shares underlying the RSUs and deliverable hereunder unless and until such Shares shall have been issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Article IX of the Plan.

ARTICLE III

OTHER PROVISIONS

3.1         Nature of Grant. By accepting the RSUs, the Participant acknowledges, understands, and agrees that:

(a)           the Plan is established voluntarily by the Company and it is wholly discretionary in nature;

(b)          the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;

(c)          all decisions with respect to future RSU or other grants, if any, will be at the sole discretion of the Company;

(d)          the Participant is voluntarily participating in the Plan;

(e)          the RSUs and any Shares acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;

(f)        the RSUs and any Shares acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation for any purposes, including for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;

(g)           the future value of the Shares underlying the RSUs is unknown, indeterminable, and cannot be predicted with certainty;

(h)          no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the Participant’s Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of Applicable Law in the jurisdiction where the Participant is providing service or the terms of the Participant’s employment or other service agreement, if any);

(i)           unless otherwise agreed with the Company, the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of a Subsidiary or other affiliate of the Company;

(j)          unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(k)         neither the Company, the Service Recipient nor any other Subsidiary or other affiliate of the Company shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the U.S. dollar that may affect the value of the RSUs or of any amounts due to the Participant pursuant to the vesting of the RSUs or the subsequent sale of any Shares acquired upon settlement of the RSUs.

3.2         Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Participant, the Company and all other interested persons. No member of the Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the RSUs.

3.3         Transferability. The RSUs shall be subject to the restrictions on transferability set forth in Section 10.1 of the Plan.

3.4        No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making recommendations regarding participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant understands that the Participant may incur tax consequences in connection with the RSUs granted pursuant to this Agreement (and the Shares issuable with respect thereto). The Participant understands and agrees that the Participant should consult with the Participant’s own tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.

3.5         Binding Agreement. Subject to the limitation on the transferability of the RSUs contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

3.6         Adjustments Upon Specified Events. The Administrator may accelerate the vesting of the RSUs in such circumstances as it, in its sole discretion, may determine. The Participant acknowledges that the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and Article IX of the Plan.

3.7         Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to the Participant shall be addressed to the Participant at the Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 3.7, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or comparable non-U.S. postal service.

3.8         Participant’s Representations. If the Shares issuable hereunder have not been registered under the Securities Act or any applicable state laws on an effective registration statement at the time of such issuance, the Participant shall, if required by the Company, concurrently with such issuance, make such written representations as are deemed necessary or appropriate by the Company or its counsel.

3.9          Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.10     Governing Law and Venue. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of San Francisco, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

3.11       Conformity to Applicable Law. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act, the Exchange Act and any other Applicable Law. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such Applicable Law.

3.12       Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator.

3.13      Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 3.3 hereof, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.

3.14       Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, then the Plan, the RSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.15       Not a Contract of Service Relationship. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as a Service Provider or interfere with or restrict in any way with the right of the Company or the Service Recipient, as applicable, which rights are hereby expressly reserved, to discharge or to terminate for any reason whatsoever, with or without cause, the services of the Participant at any time.

3.16      Entire Agreement. The Plan, the Grant Notice and this Agreement (including all Exhibits thereto, if any) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof, provided that the RSUs shall be subject to any accelerated vesting provisions in any written agreement between the Participant and the Company or Company plan pursuant to which the Participant is eligible, in each case, in accordance with the terms therein.

3.17       Section 409A. This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

3.18       Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Participant shall have only the rights of a general unsecured creditor of the Company and its Subsidiaries with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to RSUs, as and when payable hereunder.

3.19     Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the company or a third party designated by the Company.

3.20     Language. The Participant acknowledges that the Participant is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Participant to understand the terms and conditions of this Agreement. If the Participant received this Agreement, or any other document related to the RSUs and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

3.21       Appendix. Notwithstanding any provisions in this Global Restricted Stock Unit Award Agreement, the RSUs shall be subject to any additional terms and conditions set forth in any Appendix to this Global Restricted Stock Unit Award Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in the Appendix, the additional terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

3.22      Insider Trading/Market Abuse Laws. The Participant acknowledges that, depending on the Participant’s country or broker’s country, or the country in which the Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect his or her ability to accept, acquire, sell or attempt to sell, or otherwise dispose of the Shares, rights to Shares (e.g., the RSUs) or rights linked to the value of Shares, during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before possessing inside information. Furthermore, the Participant may be prohibited from (i) disclosing insider information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Participant should speak to his or her personal advisor on this matter.

3.23      Foreign Asset/Account, Exchange Control and Tax Reporting. The Participant acknowledges that the Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash (including dividends and the proceeds arising from the sale of Shares) derived from his or her participation in the Plan in, to and/or from a brokerage/bank account or legal entity located outside the Participant’s country. Applicable Law may require that the Participant report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Plan to his or her country through a designated bank or broker within a certain time after receipt. The Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult his or her personal legal advisor on this matter.

ARTICLE IV

CERTAIN DEFINITIONS

4.1       “Cause” means (i) the Participant’s failure to perform Participant’s assigned duties or responsibilities (other than a failure resulting from the Participant’s Disability) after written notice thereof from the Company describing the Participant’s failure to perform such duties or responsibilities and reasonable opportunity to cure such performance failure within a period of fifteen (15) calendar days following such notice from the Company; (ii) the Participant’s engaging in any act of dishonesty, fraud or misrepresentation in relation to the Participant’s duties to the Company; (iii) the Participant’s violation of any federal or state law or regulation applicable to the business of the Company or its affiliates; (iv) the Participant’s breach of any confidentiality agreement or invention assignment agreement between the Participant and the Company (or any affiliate of the Company); (v) the Participant’s material violation of written Company policies including but not limited to its Employee Handbook and Code of Conduct; or (vi) the Participant’s commission of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.

4.2        “Good Reason” for the Participant to terminate the Participant’s employment shall mean the occurrence of any of the following events without the Participant’s consent: (i) a reduction in the Participant’s salary by more than 10% (excluding the substitution of substantially equivalent compensation), other than as a result of a similar reduction in compensation affecting employees of the Company, or its successor entity, generally; (ii) a material diminution in the Participant’s authority, duties or responsibilities; or (iii) relocation of the Participant’s place of employment to a location more than 50 miles from the Company’s office location, provided, in each case, that if any of the events set forth above shall occur, the Participant shall give written notice of such event to the Company, or its successor entity, within thirty (30) days following such event, and if such event is not cured within thirty (30) calendar days from such notice (the “Good Reason Cure Period”) the Participant may exercise the Participant’s rights to resign for Good Reason, provided that if the Participant has not exercised such right within forty-five (45) days of the expiration of the Good Reason Cure Period, the Participant shall be deemed to have agreed to the occurrence of such event.

4.3         “Covered Termination” means the Participant’s Termination of Service by the Company (or any successor) without Cause or by the Participant for Good Reason.  For the avoidance of doubt, a Covered Termination shall not include a termination due to the Participant’s death or Disability.

* * * * *

APPENDIX
TO
GLOBAL RESTRICTED STOCK UNIT AWARD AGREEMENT

Zymergen Inc.
2021 Incentive Award Plan

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Grant Notice, the Global Restricted Stock Unit Award Agreement (the “Award Agreement”) and the Plan.

Terms and Conditions

This Appendix includes additional terms and conditions that govern the RSUs if the Participant resides and/or works in one of the countries listed below.

If the Participant is a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which the Participant is currently residing and/or working, or if the Participant transfers to another country after the Grant Date, the Administrator shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Participant.

Notifications

This Appendix also includes information regarding securities, exchange controls, tax and certain other issues of which the Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control, tax and other laws in effect in the respective countries as of [_____], 2021. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time the RSUs vest or the Participant sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in his or her country may apply to the Participant’s situation.

If the Participant is a citizen or resident (or is considered as such for local law purposes) of a country other than the one in which he or she is currently residing and/or working, or if the Participant transfers to another country after the Grant Date, the information contained herein may not be applicable to the Participant in the same manner.

Data Privacy Provisions Applicable to all Participants in the European Union/European Economic Area/United Kingdom

(a)        Purposes and Legal Bases of Processing. The Company processes Data (as defined below) for the purpose of administering and managing the Participant’s participation in the Plan and facilitating compliance with applicable tax, exchange control, securities and labor law. The legal basis for the processing of the Data by the Company and the third-party service providers described below is the necessity of the data processing for the Company to perform its contractual obligations in connection with the RSUs and for the Company’s legitimate business interests of managing the Plan and generally administering employee equity awards.

(b)         Data Collection and Processing. The Company and the Service Recipient collect, process and use certain personal information about the Participant, including, but not limited to, the Participant’s name, home address, telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all awards granted under the Plan or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”) for the legitimate purpose of managing the Participant’s participation in the Plan.

(c)        Stock Plan Administration and Other Service Providers. The Company transfers Data to Solium Capital ULC and certain of its affiliates (“Shareworks”), which is assisting the Company with the implementation, administration and management of the Plan. The Company may decide to engage a different stock plan administration service provider in the future and will notify the Participant accordingly. The Participant may be asked to agree on separate terms and data processing practices with Shareworks (or any future service provider), with such agreement being a condition to the ability to participate in the Plan. The Company may further transfer Data to other third party service providers, if necessary to ensure compliance with applicable tax, exchange control, securities and labor law. Such third-party service providers may include the Company’s outside legal counsel and auditor. Wherever possible, the Company will anonymize data, but the Participant understands that Data may need to be transferred to such providers to ensure compliance with Applicable Law and/or tax requirements.

(d)         International Data Transfers. The Company and its service providers, including without limitation Shareworks, operate (with respect to the Company) in the United States, which means that it will be necessary for Data to be transferred to, and processed in, the United States. The Participant’s country or jurisdiction may have different data privacy laws and protections than the United States. The Participant understands and acknowledges that the United States is not subject to an unlimited adequacy finding by the European Commission and that the Participant’s Data may not have an equivalent level of protection as compared to the Participant’s country.

When the Company transfers the Participant’s Data, it will ensure that this transfer complies with applicable laws and legislation. The Company has Model Clauses in place for the collection, use, and retention of Data transferred from the EU, EEA and the UK to the United States and other countries. If third-party agents process Data on the Company’s behalf in a manner inconsistent with the Principles of the Model Clauses, the Company remains liable unless it proves it is not responsible for the event giving rise to the damage.

(e)       Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. The period may extend beyond the Termination Date.

(f)          Contractual requirement. The Participant’s provision of Data and its processing as described above is a contractual requirement and a condition to the Participant’s ability to participate in the Plan.  The Participant understands that, as a consequence of refusing to provide Data, the Company may not be able to allow the Participant to participate in the Plan, grant RSUs to the Participant or administer or maintain such RSUs. However, the Participant’s participation in the Plan is purely voluntary. While the Participant will not receive RSUs if the Participant decides against participating in the Plan or providing Data as described above, the Participant’s salary from or service relationship with the Service Recipient will not be affected For more information on the consequences of the refusal to provide Data, the Participant may contact the Participant’s local human resources representative.

(g)          Data Subject Rights. The Participant may have a number of rights under data privacy laws in his or her jurisdiction. Depending on where the Participant is based, such rights may include the right to (0 request access to or copies of Data, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, the Participant can contact the Participant’s local human resources representative.

Data Privacy Provisions Applicable to all Participants outside the European Union / European Economic Area / Switzerland / United Kingdom

The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described herein and any other award materials by and among, as applicable, the Service Recipient, the Company, and any other Subsidiary or other affiliate of the Company for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company and the Service Recipient hold certain personal information about the Participant, including but not limited to, the Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all awards or any other entitlement to Shares granted, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”) for the exclusive purpose of implementing, administering and managing the Plan.

The Participant understands that Data will be transferred to Solium Capital ULC and certain of its affiliates (“Shareworks”), and/or any other third parties assisting the Company with the implementation, administration and management of the Plan. The Participant understands that Shareworks is and other recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company, Shareworks and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participants local human resources representative, further, the Participant understand that the Participant are providing the consents herein on a purely voluntary as is. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s employment or service with the Service Recipient will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the RSUs or other equity awards to the Participant, or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact his or her local human resources representative.

Finally, upon request of the Company or the Service Recipient, the Participant agrees to provide an executed data privacy consent form (or any other agreements or consents) that the Company or the Service Recipient may deem necessary to obtain from the Participant for the purpose of administering the Participant’s participation in the Plan in compliance with the data privacy laws in the Participant’s country, either now or in the future. The Participant understands and agrees that the Participant will not be able to participate in the Plan if the Participant fails to provide any such consent or agreement requested by the Company and/or the Service Recipient japan

Notifications

Foreign Asset/Account Reporting Information. The Participant is required to report details of any assets (including Shares acquired under the Plan) held outside Japan as of December 31 each year, to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due by March 15 each year. The Participant should consult with his or her personal tax advisor as to whether the reporting obligation applies and whether the Participant will be required to report details of any outstanding RSUs or Shares in the report.

Netherlands

There are no country-specific provisions.

Spain

Terms and Conditions

Nature of Grant. The following provision supplements Sections 2.4 and 3.1 of the Award Agreement:

By accepting this grant of RSUs, the Participant consents to participation in the Plan and acknowledges that the Participant has received a copy of the Plan.

The Participant understands that the Company has unilaterally, gratuitously, and in its sole discretion decided to grant RSUs under the Plan to Service Providers throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or any Subsidiary or other affiliate of the Company, other than to the extent set forth in this Agreement. Consequently, the Participant understands that the RSUs are granted on the assumption and condition that the RSUs and any Shares acquired at settlement of the RSUs are not part of any employment or service agreement (either with the Company or any Subsidiary or other affiliate of the Company, including the Service Recipient), and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation), or any other right whatsoever. In addition, the Participant understands that this grant of RSUs would not be made but for the assumptions and conditions referred to above; thus, the Participant acknowledges and freely accepts that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any award of or right to the RSUs shall be null and void.

Further, the Participant understands that the Participant will not be entitled to continue vesting in any RSUs once Participant experiences a Termination of Service. This will be the case, for example, even in the event of a termination of the Participant by reason of, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjusted or recognized to be without cause, individual or collective dismissal or objective grounds, whether adjudged or recognized to be without cause, material modification of the terms of employment or service under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Service Recipient and under Article 10.3 of the Royal Decree 1382/1985. The Participant acknowledges that the Participant has read and specifically accepts the conditions referred to in Sections 2.4 and 3.1 of the Award Agreement.

Notifications

Securities Law Information. No “offer to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the RSUs. The Plan, this Agreement, and any other documents evidencing this grant of RSUs have not been, nor will they be, registered with the Comisión Nacional del Mercado de Valores (the Spanish securities regulator), and none of those documents constitutes a public offering prospectus.

Exchange Control Information. The Participant must declare the acquisition of Shares to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Economics and Competitiveness. The Participant must also declare ownership of any Shares by filing a Form D-6 with the Directorate of Foreign Transactions each January while the Shares are owned. In addition, the sale of Shares must also be declared on Form D-6 filed with the DGCI in January, unless the sale proceeds exceed the applicable threshold (currently €1,502,530), in which case, the filing is due within one month after the sale.

In addition, the Participant is required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), any foreign instruments (e.g., Shares) and any transactions with non-Spanish residents (including any payments of cash or Shares made to the Participant by the Company or any U.S. brokerage account) if the balances in such accounts together with the value of such instruments as of December 31, or the volume of transactions with non-Spanish residents during the prior or current year, exceed €1 million.

Foreign Asset/Account Reporting Information. To the extent the Participant holds Shares and/or has bank accounts outside Spain with a value in excess of €50,000 (for each type of asset) as of December 31, the Participant will be required to report information on such assets on his or her tax return (tax form 720) for such year. After such Shares and/or accounts are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously reported shares or accounts increases by more than €20,000.

Taiwan

Terms and Conditions

Securities Law Notice.  The offer of participation in the Plan is available only for Employees.  The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.

Notifications

Exchange Control Information.  Taiwanese residents may acquire and remit foreign currency (including proceeds from the sale of Shares) into and out of Taiwan up to a certain amount per year.  The Participant understands that if he or she is a Taiwanese resident, and the transaction amount is exceeds a certain amount in a single transaction, the Participant may need to submit a foreign exchange transaction form and provide supporting documentation to the satisfaction of the remitting bank.